EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
8/29/20111	Purchase	$14.1414	18960
8/30/20112	Purchase	13.7801	31345
8/31/20113	Purchase	12.8625	48102
8/31/20114	Purchase	13.7402	9500
9/1/20115	Purchase	13.1469	16063
9/2/20116	Purchase	12.8892	17266
9/6/20117	Purchase	12.8220	18628
9/7/20118	Purchase	13.4736	13700

1 This transaction was executed in multiple trades at prices ranging from $13.95 - 14.25.
2 This transaction was executed in multiple trades at prices ranging from $13.52 - 14.02.
3 This transaction was executed in multiple trades at prices ranging from $12.46 - 13.43.
4 This transaction was executed in multiple trades at prices ranging from $13.47 - 14.06.
5 This transaction was executed in multiple trades at prices ranging from $12.98 - 13.35.
6 This transaction was executed in multiple trades at prices ranging from $12.55 - 13.15.
7 This transaction was executed in multiple trades at prices ranging from $12.29 - 13.21.
8 This transaction was executed in multiple trades at prices ranging from $13.24 - 13.60.